UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 13, 2012

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

179 Route 9 North, Suite 306

Marlboro, New Jersey 07728

(Address of Principal Executive Offices)

(732) 851-7707

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 3, 2012, the Company previously reported on Form 8-K that it entered into an Exclusive Investment Banking Agreement (“Banking Agreement”) with a prominent Wall Street investment brokerage firm (“Firm”). In this regard, on February 13, 2013, the Company signed a Term Sheet with the Firm to provide a bridge loan financing for the Company.

The bridge loan arrangement will be for a principal amount of $650,000 with interest at the rate of 15% per annum. The loan will mature on the earlier of; a minimum of $10,000,000 in debt or equity funding to be arranged by the Firm, or February 20, 2014. The lender(s) will receive an aggregate of 650,000 shares of common stock of the Company. In addition, the loan will be secured by 5,000,000 shares of common stock of the Company which will be held in escrow by an agent selected by the lender(s). The funding of the bridge loan is anticipated to occur on or before February 22, 2013.

The Term Sheet is non binding, and is subject to the execution of formal loan documents, which will includes terms and conditions consistent with a transaction of this nature. The Company can not predict whether it will be successful in closing the bridge loan transaction.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control), including, without limitation, the Company’s ability to increase prices and revenue and continue to obtain contract renewals and extensions.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PRECIOUS METALS, INC.

By:	/s/ Genarro Pane
Name: Genarro Pane
Title: Chief Executive Officer
Date: February 14, 2013